Execution Version

AMENDMENT to THE SUPPLY AND OFFTAKE AGREEMENT
THIS AMENDMENT to THE SUPPLY AND OFFTAKE AGREEMENT (this “Amendment”), dated as of February 1, 2013, is made between J. Aron & Company, a general partnership organized under the laws of New York (“Aron”) located at 200 West Street, New York, New York 10282-2198, and Alon Supply Inc., a corporation organized under the laws of Delaware (the “Company”), located at 12700 Park Central Dr., Suite 1600, Dallas, Texas 75251 (each referred to individually as a “Party” or collectively as the “Parties”).
RECITALS
Aron and the Company are parties to that certain Supply and Offtake Agreement dated as of May 30, 2012 (the “S&O Agreement”) pursuant to which Aron has agreed to procure crude oil and other petroleum feedstocks for the Company for use at the Refinery and purchase all refined products produced by the Refinery (other than certain excluded products); and
Aron and the Company wish to amend certain terms and conditions of the S&O Agreement and accordingly, agree as follows:
Article I.Definitions; Interpretation
Section 1.01    Terms Defined in S&O Agreement.
(a)    Defined Terms. All capitalized terms used in this Amendment (including in the Recitals hereto) and not otherwise defined herein shall have the meanings assigned to them in the S&O Agreement.
(b)    Interpretation. The rules of construction set forth in Section 1.2 of the S&O Agreement shall be applicable to this Amendment and are incorporated herein by this reference.
Article II.Amendments to the S&O Agreement
Section 2.01    Amendments. Upon the effectiveness of this Amendment, the S&O Agreement shall be amended as follows:
(a)    By deleting the text of the definition of “Monthly Crude Price” from Section 1.1 of the S&O Agreement and replacing it with the following:
“Monthly Crude Price” means, with respect to the Net Crude Sales Volume for any month, the volume weighted average price per barrel specified in the related Procurement Contracts under which Aron acquired or sold such barrels in such Month.
(b)    By deleting the text of the definition of “Monthly Crude Receipts” from Section 1.1 of the S&O Agreement and replacing it with the following:

“Monthly Crude Receipts” has the meaning specified in Schedule C.

(c)    By deleting the text of the definition of “Procurement Contract” from Section 1.1 of the S&O Agreement and replacing it with the following:
“Procurement Contract” means any procurement contract entered into by Aron for the purchase or sale of Crude Oil to be processed or sold at the Refinery, which may be either a contract with any seller or purchaser of Crude Oil (other than the Company or an Affiliate of the Company) or a contract with the Company, or such other contract to the extent the Parties deem such contract to be a Procurement Contract for purposes hereof.

(d)    By deleting the text of the definition of “Product Storage Tanks” from Section 1.1 of the S&O Agreement and replacing it with the following:
“Product Storage Tanks” means any of the tanks at the Refinery that store Products and are listed on Schedule E as such, including those tanks made available to PPC pursuant to the Terminal Lease entered into on June 1, 2010 between Equilon Enterprises LLC and Alon Bakersfield Property, Inc., and any other product storage tanks owned by the Company, PPC or any of their Affiliates and listed on Schedule E as such.
(e)    By deleting the text of the definition of “Transported Quantities” from Section 1.1 of the S&O Agreement and replacing it with the following:
“Transported Quantities” means the aggregate volume of Crude Oil transported via truck or rail to and from those Crude Tanks located at the portions of the Refinery in Paramount, California and Long Beach, California, as per the “Available Volume” tab in the “PPC Daily Inventory Report” specified in Schedule H, unless Aron determines, based on its reasonable judgment (which may include the judgment of Supplier’s Inspector), that the volumes reflected in such tab are not sufficiently reliable or accurate, in which case the parties shall agree to and implement an alternative method satisfactory to Aron for determining and reporting the foregoing volumes.
(f)    By inserting as new definitions in Section 1.1, in the appropriate alphabetical order, the following:
“Estimated Cumulative Net Crude Sales” for any day shall be the sum of the Estimated Daily Net Crude Sales for the relevant “True Up Date” as per Schedule G; provided that (i) for any Split True Up Invoice, the Estimated Cumulative Net Crude Sales will be equal to the sum of the Estimated Daily Net Crude Sales for both relevant True Up Dates, (ii) for any invoice that corresponds to a new “True Up Date” and does not immediately follow a Split True Up Invoice, the Estimated Cumulative Net Crude Sales will equal the Estimated Daily Net Crude Sales, (iii) For any invoice immediately following a Split True Up Invoice, the Estimated Cumulative Net Crude Sales will equal the “True Up Factor” for the applicable “True

Up Date” from the Split True Up Invoice multiplied by the Estimated Daily Net Crude Sales from the Split True Up Invoice plus the current Estimated Daily Net Crude Sales.

“Estimated Daily Crude Refund Value” for any day shall be the Estimated Cumulative Net Crude Sales for the previous “Invoice Date” as per Schedule G, multiplied by the Daily Price for the previous “Invoice Date”; provided that (i) for any Split True Up Invoice, the Estimated Daily Crude Refund Value will be equal to the foregoing amount, (ii) for any invoice that corresponds to a new “True Up Date” and does not immediately follow a Split True Up Invoice, the Estimated Daily Crude Refund Value will be zero and (iii) for any invoice immediately following a Split True Up Invoice, the Estimated Daily Crude Refund Value will equal the “True Up Factor” for the applicable “True Up Date” multiplied by the Estimated Daily Net Crude Sales from the Split True Up Invoice multiplied by the Daily Price from the Split True Up Invoice.

“Split True Up Invoice” means any invoice that as per Schedule G has two “True Up Dates”, in which case the “True Up Factor” used to allocate volumes and settlement values between the two True up Dates shall not be equal to 1.

(g)    By amending and restating Sections 3.1 and 3.2 of the S&O Agreement in their entirety to read as follows:
3.1 Term. This Agreement shall become effective on the Effective Date and, subject to Section 3.2, shall continue for a period starting at 00:00:01 a.m., PST on the Commencement Date and ending at 11:59:59 p.m., PST on May 31, 2019 (the “Term”; the last day of such Term being herein referred to as the “Expiration Date”, except as provided in Section 3.2 below).

3.2 Changing the Term. Aron may elect to terminate this Agreement early effective on May 31, 2016, May 31, 2017 or May 31, 2018 and the Company may elect to terminate this Agreement early effective on May 31, 2018; provided that no such election shall be effective unless the Party making such election (i) gives the other Party at least six (6) months prior notice of any such election pursuant to Article 26, (ii) concurrently exercises its right (or in the case of the Company, causes ARKS to exercise its rights) to terminate the ARKS Supply and Offtake Agreement and (iii) concurrently exercises its right (or in the case of the Company, causes Alon USA, LP to exercise its rights) to terminate the Big Spring Supply and Offtake Agreement effective as of the same early termination date elected for this Agreement. If any early termination is properly elected pursuant to the preceding sentence, the effective date of such termination shall be the “Early Termination Date.”

(h)    By deleting the text of Section 6.4 and replacing it with the following:
6.4 Crude Purchase Fee. As used herein:

(a) For any month, the “Crude Purchase Fee” shall equal the sum of (A) the product of (1) Level One Fee per barrel and (2) the Reduced Fee Barrels for such month, plus (B) the product of (1) Level Two Fee per barrel and (2) the greater of (x) zero and (y) the Actual Monthly Crude Run for such month minus the Reduced Fee Barrels for such month, minus (C) if a Monthly Procurement Shortfall exists for such month, the product of the Shortfall Procurement Barrels for such month and Adjustment Fee per Barrel.
(b) “Reduced Fee Barrels” means, for any month, whichever of the following is the smallest quantity: (i) the Actual Monthly Crude Run for such month, (ii) the Designated Company-Sourced Barrels for such Month and (iii) seventeen thousand (17,000) Barrels; provided that in no event shall the foregoing be less than zero.
(c) “Actual Monthly Crude Run” means, for any month, the Net Crude Sales Volume for such month plus the aggregate quantity of those Other Barrels that are actually delivered and received at the Crude Storage Tanks during such month.
(d) A “Monthly Procurement Shortfall” shall exist, for any month, if the Procurement Contracts providing for delivery during such month do not, in the aggregate, result in deliveries that equal or exceed an average of fifty thousand (50,000) Barrels per day.
(e) If a Monthly Procurement Shortfall exists for any month, then the “Shortfall Procurement Barrels” for such month shall equal the lesser of (i) fifty thousand (50,000) Barrels minus the average daily quantity of Barrels that are contemplated to be delivered under Procurement Contracts during such month multiplied by the number of days in such month and (ii) the average daily quantity of Barrels that were delivered under the Rejected Procurement Contracts for such month multiplied by the number of days in such month, minus the Other Rejected Barrels for such month.
(f) “Rejected Procurement Contract” means, for any month, a contract that was first proposed as a Procurement Contract by the Company pursuant to Section 5.3(b) that contemplated deliveries during such month, was proposed to Aron no later than the last Business Day prior to the scheduling day for such month which Aron rejected and was entered into by the Company; provided that such contract shall only constitute a Rejected Procurement Contract if the economic and other material terms thereof are no more favorable to the Company than the economic and other materials terms thereof in the proposed Procurement Contract offered to Aron and if Aron had a period of at least two weeks following the initial date on which such contract was proposed in which to determine whether or not to enter into or reject such contract.
(g) Those Designated Company-Sourced Barrels for any month that are not delivered under Rejected Procurement Contracts constitute the “Primary Company

Barrels” for such month. If the Reduced Fee Barrels for such month exceed the Primary Company Barrels for such month, then such excess shall be the “Other Rejected Barrels” for such month.
(h) For any month, the “Counterparty Crude Sales Fee” shall equal the product of (A) Monthly Crude Procurement Sale Volume and (B) the counterparty level fee as determined on a monthly basis by Aron for each respective party.
(i) The Crude Purchase Fee calculated under this Section 6.4 shall be incorporated under Schedule C as an amount due to Aron and, to the extent necessary, Aron may convert such amount to a negative number for purposes of achieving that result in making its calculations under Schedule C.
(i)    By deleting the text of Section 9.3(a) and replacing it with the following:
(a) For any month, the “Net Crude Sales Volume” shall equal the greater of (A) (1) the sum of (a) the Actual Month End Crude Volume for the prior month minus (b) the Monthly Crude Procurement Purchase Volume, as defined in Schedule C, for such month, minus (2) the Actual Month End Crude Volume for such month and (B) zero.
(j)    By deleting the text of Section 10.1(a) preceding and replacing it with the following:
(a) For each day, Aron will calculate a provisional payment (each an “Interim Payment”) by applying the applicable Daily Prices to the Estimated Cumulative Net Crude Sales and Estimated Daily Net Product Sales for that day, less the Estimated Daily Crude Refund Value plus an estimate of Ancillary Costs for such day to the extent not directly invoiced to the Company, in the manner illustrated on Schedule G and using Best Available Inventory Data; provided that if inventory data have not been reported on any day within a two (2) Business Day period, Aron will use the inventory data for the day occurring during the thirty (30) day period preceding such calendar day that results in the largest Estimated Daily Net Crude Sales or the smallest Estimated Daily Net Product Sales (as the case may be); provided that, if Aron determines that any inventory data it has used in such determination was inaccurate, then Aron may, at its option, adjust future Interim Payments to take account of any corrected inventory data. Schedule U hereto provides, for illustrative purposes only, hypothetical examples of how Aron shall make the foregoing calculation.

The "Interim Payment" shall be an amount equal to the value of the Estimated Daily Net Product Sales based on the applicable daily prices minus the sum of the value of the Estimated Cumulative Net Crude Sales based on the applicable Daily Prices, less the Estimated Daily Crude Refund Value, plus the estimated Ancillary Costs for such day. If this is a negative amount, the absolute value will represent an amount payable to Aron and if this is a positive amount, it will represent an amount payable to the Company.

(k)    By deleting the text of Section 10.1(c)(i) and replacing it with the following:
(i) “Estimated Daily Net Crude Sales” for any day shall be the estimate for that day of the Crude Oil volume that equals (A) the total of (v) the aggregate volume of Crude Oil measured at the meter before processing unit 1 at the Refinery, at the end of such day, plus (w) the aggregate volume of Crude Oil measured at the meter before processing unit 2 at the Refinery, at the end of such day, minus (x) the Adjustment Amount, provided that the Adjustment Amount shall be the most recent amount available, minus (y) the aggregate volume of the Transported Quantities to the Refinery at the end of such day by the Company, plus (z) the aggregate volume of the Transported Quantities from the Refinery at the end of such day by the Company multiplied by (B) the relevant daily “Payment Factor” as indicated on Schedule G;
(l)    By deleting the text of Section 10.1(c)(ii) and replacing it with the following:
(ii) “Estimated Daily Net Product Sales” for any day and Product shall be the estimate for that day of the Product volume that equals (A) the total of (x) the aggregate volume of such Product held in the Product Storage Facilities at the end of such day, plus (y) the Daily Product Sales of such Product for such day, minus (z) the aggregate volume of such Product held in the Product Storage Facilities at the beginning of such day, multiplied by (B) the relevant daily “Payment Factor” as indicated on Schedule G; and

(m)    By replacing, in their entirety, Schedules B-1, B-2, C, D-1, D-2, E, G, H, P and V attached to the S&O Agreement with the Schedules B-1, B-2, C, D-1, D-2, E, G, H, P and V attached hereto;
(n)    By inserting as a Schedule to S&O Agreement, between Schedules T and V, a new Schedule U in the form of Schedule U attached hereto.
Section 2.02    References Within S&O Agreement. Each reference in the S&O Agreement to “this Agreement” and the words “hereof,” “hereto,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the S&O Agreement as amended by this Amendment.
Article III.Representations and Warranties
To induce the other Party to enter into this Amendment, each Party hereby represents and warrants that (i) it has the corporate, governmental or other legal capacity, authority and power to execute this Amendment, to deliver this Amendment and to perform its obligations under the S&O Agreement, as amended hereby, and has taken all necessary action to authorize the foregoing; (ii)

the execution, delivery and performance of this Amendment does not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or subject; (iii) all governmental and other consents required to have been obtained by it with respect to this Amendment have been obtained and are in full force and effect; (iv) its obligations under the S&O Agreement, as amended hereby, constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law) and (v) no Event of Default with respect to it has occurred and is continuing.
Article IV.Miscellaneous
Section 4.01    Agreement Otherwise Not Affected. Except for the amendments pursuant hereto, the S&O Agreement remains unchanged. As amended pursuant hereto, the S&O Agreement remains in full force and effect and are hereby ratified and confirmed in all respects. The execution and delivery of, or acceptance of, this Amendment and any other documents and instruments in connection herewith by either Party shall not be deemed to create a course of dealing or otherwise create any express or implied duty by it to provide any other or further amendments, consents or waivers in the future.
Section 4.02    No Reliance. Each Party hereby acknowledges and confirms that it is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.
Section 4.03    Costs and Expenses. Each Party shall be responsible for any costs and expenses incurred by such Party in connection with the negotiation, preparation, execution and delivery of this Amendment and any other documents to be delivered in connection herewith.
Section 4.04    Binding Effect. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the Company, Aron and their respective successors and assigns.
Section 4.05    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE.
Section 4.06    Amendments. This Amendment may not be modified, amended or otherwise altered except by written instrument executed by the Parties’ duly authorized representatives.
Section 4.07    Effectiveness; Counterparts. This Amendment shall be binding on the Parties as of the date on which it has been fully executed by the Parties. This Amendment may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 4.08    Interpretation. This Amendment is the result of negotiations between and have been reviewed by counsel to each of the Parties, and is the product of all Parties hereto. Accordingly, this Amendment shall not be construed against either Party merely because of such Party’s involvement in the preparation hereof.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment to the S&O Agreement as of the date first above written.
J. ARON & COMPANY

By: /s/ Simon Collier
Name: Simon Collier
Title:

ALON SUPPLY, INC.

By: /s/ Shai Even
Name: Shai Even
Title: Senior Vice President and CFO